EXHIBIT 3.1
CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

CINEDIGM CORP.

The undersigned, being the Chairman and CEO of Cinedigm Corp., a Delaware corporation (the "Corporation"), pursuant to Section 242 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), does hereby certify as follows:
1.
Pursuant to a unanimous written consent of the Board of Directors of the Corporation (the "Board"), the Board adopted resolutions (the "Amending Resolutions") to further amend the Corporation's Fourth Amended and Restated Certificate of Incorporation of the Corporation, as filed with the Delaware Secretary of State on November 14, 2003;

2.
Pursuant to a majority vote of the Corporation's Shareholders in accordance with Section 242 of the DGCL, the holders of the Corporation's outstanding capital stock voted in favor of the Amending Resolutions; and

3.	The Amending Resolutions were duly adopted in accordance with Section 242 of the DGCL.

NOW, THEREFORE, to effect the Amending Resolutions, Section 4.1 of the Certificate of Incorporation shall be deleted in its entirety and replaced as follows:
"Section 4.1  Authorized Shares.
The total number of shares of capital stock that the Corporation shall have authority to issue is forty-one million, two hundred forty-one thousand (41,241,000) shares as follows: (i) twenty-six million, two hundred forty-one thousand (26,241,000) shares of common stock, of which twenty-five million (25,000,000) shares shall be Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), and  one million two hundred forty-one thousand  (1,241,000) shares shall be Class B Common Stock, par value $0.001 per share (the "Class B Common Stock"); and (ii) fifteen million (15,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), of which the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law."
Except as specifically set forth herein, the Certificate of Incorporation shall not be amended, modified or otherwise altered by this Certificate of Amendment.

* * *

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of Cinedigm Corp. to be signed by Christopher J. McGurk, its Chairman & CEO, this 28th day of September, 2016, who acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

By:	/s/ Christopher J. McGurk
Name: Christopher J. McGurk
Title: Chairman & CEO